Exhibit 10-31

Astoria Federal Savings and Loan Association
Amended and Restated
Employment Agreement with Executive Officer

This Amended and Restated Employment Agreement (the "Agreement") is made and entered into as of January 1, 2009 by and between Astoria Federal Savings and Loan Association, a savings association organized and operating under the federal laws of the United States and having an office at One Astoria Federal Plaza, Lake Success, New York 11042-1085 (the "Association") and, Gerard C. Keegan, an individual residing at 89 Eleventh Street, Garden City, New York 11530,  (the "Executive").

Witnesseth:

Whereas, the Executive currently serves the Association in the capacity of Vice Chairman and Chief Administrative Officer and as Vice Chairman and Chief Administrative Officer of the Association's savings and loan holding company, Astoria Financial Corporation, a publicly held business corporation organized and operating pursuant to the laws of the State of Delaware (the "Company"); and

Whereas, the Association desires to assure for itself the continued availability of the Executive's services and the ability of the Executive to perform such services with a minimum of personal distraction in the event of a pending or threatened Change of Control (as hereinafter defined); and

Whereas, the Executive is willing to continue to serve the Association on the terms and conditions hereinafter set forth; and

Whereas, the Executive currently has an employment contract with the Association entered into on January 1, 1996 (the “Initial Effective Date”), amended and restated on January 1, 2000, and further amended as of August 15, 2007 (such agreement, as amended, the “Prior Agreement”); and

Whereas, the Executive and the Association wish to further amend and modify the Prior Agreement pursuant to Section 24 thereof for the purpose, among others, of compliance with the applicable requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”);

Now, Therefore, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Association and the Executive amend and restate in its entirety the Employment Agreement by and between the Association and the Executive as amended through August 15, 2007 so as to provide as follows from and after the date hereof:

Section 1.	Employment.

The Association agrees to continue to employ the Executive, and the Executive hereby agrees to such continued employment, during the period and upon the terms and conditions set forth in this Agreement.

Section 2.	Employment Period; Remaining Unexpired Employment Period.

(a)           The terms and conditions of this Agreement shall be and remain in effect during the period of employment established under this Section 2 (the "Employment Period"). The Employment Period shall be for an initial term of three years beginning on the Initial Effective Date and ending on the third anniversary date of the Effective Date, plus such extensions, if any, as are provided by the Board of Directors of the Association (the “Board”) as provided below. Prior to the first anniversary of the date of this Agreement and on each anniversary date thereafter (each an "Anniversary Date) the Board shall review the terms of this Agreement and the Executive's performance of services hereunder and may, in the absence of objection from the Executive, approve an extension of the Employment Period. In such event, the Employment Period shall be extended to the third anniversary of the relevant Anniversary Date.

(b)           For all purposes of this Agreement, the term "Remaining Unexpired Employment Period" as of any date shall mean the period beginning on such date and ending on the Anniversary Date on which the Employment Period (as extended pursuant to Section 2(a) of this Agreement) is then scheduled to expire.

(c)           Nothing in this Agreement shall be deemed to prohibit the Association from terminating the Executive's employment at any time during the Employment Period with or without notice for any reason; provided, however, that the relative rights and obligations of the Association and the Executive in the event of any such termination shall be determined pursuant to this Agreement.

Section 3.	Duties.

The Executive shall serve as Vice Chairman and Chief Administrative Officer of the Association, having such power, authority and responsibility and performing such duties as are prescribed by or pursuant to the By-Laws of the Association and as are customarily associated with such position. The Executive shall devote his full business time and attention (other than during weekends, holidays, approved vacation periods, and periods of illness or approved leaves of absence) to the business and affairs of the Association and shall use his best efforts to advance the interests of the Association.

Section 4.	Cash Compensation.

In consideration for the services to be rendered by the Executive hereunder, the Association shall pay to him a salary at an initial annual rate of FIVE HUNDRED FORTY FOUR THOUSAND DOLLARS ($544,000), payable in approximately equal installments in accordance with the Association's customary payroll practices for senior officers. At least annually during the Employment Period, the Board shall review the Executive's annual rate of salary and may, in its discretion, approve an increase therein. In no event shall the Executive's annual rate of salary under this Agreement in effect at a particular time be reduced without his or her prior written consent and any such reduction in the absence of such consent shall be a material breach of this Agreement. In addition to salary, the Executive may receive other cash compensation from the Association for services hereunder at such times, in such amounts and on such terms and conditions as the Board may determine from time to time.

Section 5.	Employee Benefit Plans and Programs.

During the Employment Period, the Executive shall be treated as an employee of the Association and shall be entitled to participate in and receive benefits under any and all qualified or non-qualified retirement, pension, savings, profit-sharing or stock bonus plans, any and all group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans, and any other employee benefit and compensation plans (including, but not limited to, any incentive compensation plans or programs, stock option and appreciation rights plans and restricted stock plans) as may from time to time be maintained by, or cover employees of, the Association, in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and consistent with the Association's customary practices.

Section 6.	Indemnification and Insurance.

(a)           During the Employment Period and for a period of six (6) years thereafter, the Association shall cause the Executive to be covered by and named as an insured under any policy or contract of insurance obtained by it to insure its directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Association or service in other capacities at the request of the Association. The coverage provided to the Executive pursuant to this Section 6 shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Association.

(b)           To the maximum extent permitted under applicable law, during the Employment Period and for a period of six (6) years thereafter, the Association shall indemnify the Executive against, and hold him harmless from any costs, liabilities, losses and exposures for acts or omissions in connection with service as an officer or director of the Association or service in other capacities at the request of the Association, to the fullest extent and on the most favorable terms and conditions that similar indemnification is offered to any director or officer of the Association or any subsidiary or affiliate thereof.

Section 7.	Other Activities.

(a)           The Executive may serve as a member of the boards of directors of such business, community and charitable organizations as he may disclose to and as may be approved by the Board (which approval shall not be unreasonably withheld); provided, however, that such service shall not materially interfere with the performance of his duties under this Agreement. The Executive may also engage in personal business and investment activities which do not materially interfere with the performance of his duties hereunder; provided, however, that such activities are not prohibited under any code of conduct or investment or securities trading policy established by the Association and generally applicable to all similarly situated executives.

(b)           The Executive may also serve as an officer or director of the Company on such terms and conditions as the Association and the Company may mutually agree upon, and such service shall not be deemed to materially interfere with the Executive's performance of his duties hereunder or otherwise result in a material breach of this Agreement.

Section 8.	Working Facilities and Expenses.

The Executive's principal place of employment shall be at the Association's executive offices at the address first above written, or at such other location within Queens County or Nassau County, New York at which the Association shall maintain its principal executive offices, or at such other location as the Association and the Executive may mutually agree upon. The Association shall provide the Executive at his principal place of employment with a private office, secretarial services and other support services and facilities suitable to his or her position with the Association and necessary or appropriate in connection with the performance of his or her assigned duties under this Agreement. The Association shall provide to the Executive for his or her exclusive use an automobile owned or leased by the Association and appropriate to his position, to be used in the performance of his or her duties hereunder, including commuting to and from his personal residence. The Association shall (i) reimburse the Executive for all expenses associated with his or her business use of the aforementioned automobile; (ii) reimburse the Executive for his or her ordinary and necessary business expenses incurred in the performance of his or her duties under this Agreement (including but not limited to travel and entertainment expenses) that are excludible from the Executive’s gross income for federal income tax purposes; (iii) reimburse the Executive for fees for memberships in such clubs and organizations and such other expenses as the Executive and the Association shall mutually agree are necessary and appropriate for business purposes, in each case upon presentation to the Association of an itemized account of such expenses in such form as the Association may reasonably require, each such reimbursement payment to be made promptly following receipt of the itemized account and in any event not later than the last day of the calendar year following the calendar year in which the expense was incurred.  The Executive shall be responsible for the payment of any taxes on account of his personal use of the automobile provided by the Association and on account of any other benefit provided herein.

Section 9.	Termination of Employment with Severance Benefits.

(a)           The Executive shall be entitled to the severance benefits described herein in the event that his employment with the Association terminates during the Employment Period under any of the following circumstances:

(i)           the Executive's voluntary resignation from employment with the Association within six (6) months following:

(A)           the failure of the Board to appoint or re-appoint or elect or re-elect the Executive to the office of Vice Chairman and Chief Administrative Officer (or a more senior office) of the Association;

(B)           if the Executive is a member of the Board, the failure of the stockholders of the Association to elect or re-elect the Executive to the Board or the failure of the Board (or the nominating committee thereof) to nominate the Executive for such election or re-election;

(C)           the expiration of a thirty (30) day period following the date on which the Executive gives written notice to the Association of its material failure, whether by amendment of the Association's Charter or By-laws, action of the Board or the Association's stockholders or otherwise, to vest in the Executive the functions, duties, or responsibilities prescribed in Section 3 of this Agreement as of the date hereof, unless, during such thirty (30) day period, the Association cures such failure in a manner determined by the Executive, in his or her discretion, to be satisfactory;

(D)           the expiration of a thirty (30) day period following the date on which the Executive gives written notice to the Association of its material breach of any term, condition or covenant contained in this Agreement (including, without limitation, any reduction of the Executive's rate of base salary in effect from time to time and any change in the terms and conditions of any compensation or benefit program in which the Executive participates which, either individually or together with other changes, has a material adverse effect on the aggregate value of his total compensation package), unless, during such thirty (30) day period, the Association cures such failure in a manner determined by the Executive, in his or her discretion, to be satisfactory; or

(E)           the relocation of the Executive's principal place of employment, without his or her written consent, to a location outside of Nassau County and Queens County, New York;

(ii)           the termination of the Executive's employment with the Association for any other reason not described in Section 10(a).

In such event and subject to Section 27 of this Agreement, the Association shall provide the benefits and pay to the Executive the amounts described in Section 9(b).

(b)           Upon the termination of the Executive's employment with the Association under circumstances described in Section 9(a) of this Agreement, the Association shall pay and provide to the Executive (or, in the event of the Executive's death following the Executive's termination of employment, to his or her estate):

(i)            his or her earned but unpaid compensation (including, without limitation, all items which constitute wages under Section 190.1 of the New York Labor Law and the payment of which is not otherwise provided for under this Section 9(b)) as of the date of the termination of his or her employment with the Association, such payment to be made at the time and in the manner prescribed by law applicable to the payment of wages but in any event not later than thirty (30) days after termination of employment;

(ii)           the benefits, if any, to which he or she is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the Association's officers and employees, including the annual bonus (if any) to which he or she is entitled under any cash-based annual bonus or performance compensation plan in effect for the year in which his or her termination occurs, to be paid at the same time and on the terms and conditions (including but not limited to achievement of performance goals) applicable under the relevant plan;

(iii)          continued group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance benefits, in addition to that provided pursuant to Section 9(b)(ii), and after taking into account the coverage provided by any subsequent employer, if and to the extent necessary to provide for the Executive, for the Remaining Unexpired Employment Period, coverage (including any co-payments and deductibles, but excluding any premium sharing arrangements, it being the intention of the parties to this Agreement that the premiums for such insurance benefits shall be the sole cost and expense of the Association) equivalent to the coverage to which he or she would have been entitled under such plans (as in effect on the date of his or her termination of employment, or, if his or her termination of employment occurs after a Change of Control, on the date of such Change of Control, whichever benefits are greater), if he or she had continued working for the Association during the Remaining Unexpired Employment Period at the highest annual rate of salary or compensation, as applicable, achieved during that portion of the Employment Period which is prior to the Executive's termination of employment with the Association;

(iv)          thirty (30) days following the Executive's termination of employment with the Association, a lump sum payment in an amount representing an estimate of the salary that the Executive would have earned if he or she had continued working for the Association during the Remaining Unexpired Employment Period at the highest annual rate of salary achieved during that portion of the Employment Period which is prior to the Executive's termination of employment with the Association (the "Salary Severance Payment"). The Salary Severance Payment shall be computed using the following formula:

SSP	=	BS x NY

where:

"SSP" is the amount of the Salary Severance Payment, before the deduction of applicable federal, state and local withholding taxes;

"BS" is the highest annual rate of salary achieved during that portion of the Employment Period which is prior to the Executive's termination of employment with the Association;

"NY" is the Remaining Unexpired Employment Period expressed as a number of years (rounded, if such period is not a whole number, to the next highest whole number).
The Salary Severance Payment shall be paid in lieu of all other payments of salary provided for under this Agreement in respect of the period following any such termination.

(v)           a lump sum payment (the "DB Severance Payment") in an amount equal to the excess, if any, of:

(A)           the present value of the aggregate benefits to which he or she would be entitled under any and all qualified and non-qualified defined benefit pension plans maintained by, or covering employees of, the Association, if he or she were 100% vested thereunder and had continued working for the Association during the Remaining Unexpired Employment Period, such benefits to be determined as of the date of termination of employment by adding to the service actually recognized under such plans an additional period equal to the Remaining Unexpired Employment Period and by adding to the compensation recognized under such plans for the most recent year recognized all amounts payable pursuant to Sections 9(b)(i), (iv), (vii), (viii) and (ix) of this Agreement; over

(B)           the present value of the benefits to which he or she is actually entitled under such defined benefit pension plans as of the date of his or her termination;

The DB Severance Payment shall be computed using the following formula:

DBSP         =        SEVLS - LS

where:

"DBSP" is the amount of the DB Severance Payment, before the deduction of applicable federal, state and local withholding taxes;

"SEVLS" is the sum of the present value of the defined benefit pension benefits that have been or would be accrued by the Executive under all qualified and non-qualified defined benefit pension plans of which the Association or any of its affiliates or subsidiaries are a sponsor and in which the Executive is or, but for the completion of any service requirement that would have been completed during the Remaining Unexpired Employment Period, would be a participant utilizing the following assumptions:

(I)           the executive is 100% vested in the plans regardless of actual service,

(II)           the benefit to be valued shall be a single life annuity with monthly payments due on the first of each month and with a guaranteed payout of not less than 120 payments,

(III)           the calculation shall be made utilizing the same mortality table and interest rate as would be utilized by the plan on the date of termination as if the calculation were being made pursuant to Section 417(e)(3) of the Code, as amended;

(IV)           for purpose of calculating the Executive's monthly or annual benefit under the defined benefit plans, additional service equal to the Remaining Unexpired Employment Period (rounded up to the next whole year if such period is not a whole number when expressed in years) shall be added to the Executive's actual service to calculate the amount of the benefit; and

(V)           for purpose of calculating the Executive's monthly or annual benefit under the defined benefit plans, the following sums shall be added to the Executive's compensation recognized under such plans for the most recent year recognized:

(1)           payments made pursuant to Section 9(b)(i);

(2)           the Salary Severance Payment;

(3)           the Bonus Severance Payment;

(4)           the Option Surrender Payment; and

(5)           the RRP Surrender Payment.

"LS" is the sum of the present value of the defined benefit pension benefits that are vested benefits actually accrued by the Executive under all qualified and non-qualified defined benefit pension plans maintained by, or covering employees of, the Association or any of its affiliates or subsidiaries in which the Executive is or, but for the completion of any service requirement, would be a participant utilizing the following assumptions:

(I)           the benefit to be valued shall be a single life annuity with monthly payments due on the first day of each month and with a guaranteed payout of not less than 120 payments, and

(II)           the calculation shall be made utilizing the same mortality table and interest rate as would be utilized by the plan on the date of termination as if the calculation were being made pursuant to Section 417(e)(3) of the Code;

The DB Severance Payment shall be converted into the same form, and paid at the same time, and in the same manner, as benefits under the corresponding non-qualified plan.

(vi)           a lump sum payment (the "Defined Contribution Severance Payment") equal to the sum of:

(A)           an estimate of the additional employer contributions to which he or she would have been entitled under any and all qualified and non-qualified defined contribution pension plans, excluding the employee stock ownership plans, maintained by, or covering employees of, the Association or any of its affiliates or subsidiaries as if he or she were 100% vested thereunder and had continued working for the Association during the Remaining Unexpired Employment Period (the "401K Severance Payment"); and

(B)           an estimate of the value of the additional assets which would have been allocable to him or her through debt service or otherwise under any and all qualified and non-qualified employee stock ownership plans, maintained by, or covering employees of, the Association or any of its affiliates or subsidiaries as if he or she were 100% vested thereunder and had continued working for the Association during the Remaining Unexpired Employment Period, based on the fair market value of such assets at termination of employment (the "ESOP Severance Payment").

The Defined Contribution Severance Payment shall be calculated as follows:

DCSP                          =           401KSP + ESOPSP

where:

"DCSP" is the amount of the Defined Contribution Severance Payment, before the deduction of applicable federal, state and local withholding taxes;

"401KSP" is the amount of the 401K Severance Payment, before the deduction of applicable federal, state and local withholding taxes; and

"ESOPSP" is the amount of the ESOP Severance Payment, before the deduction of applicable federal, state and local withholding taxes.

The 401KSP shall be calculated as follows:

401KSP                      = (401KC x NY) +UVB

where:

"401KC" is the sum of the Association Contributions as defined in the Association's Incentive Savings Plan or, if made under another defined contribution pension plan other than an employee stock ownership plan, the comparable contribution made for the benefit of the Executive during the one year period which shall end on the date of his or her termination of his or her employment with the Association; and

"NY" is the Remaining Unexpired Employment Period expressed as a number of years (rounded, if such period is not a whole number, to the next highest whole number); and

“UVB” is the actual balance credited to the Executive's account under the applicable plan at the date of his or her termination of employment that is not vested and does not become vested as a consequence of such termination of employment.

The ESOPSP shall be calculated as follows:

ESOPSP = (((ALL x FMV) + C) x NY) + UVB

where:

“ALL" is the sum of the number of shares of the Association's common stock or, if applicable, phantom shares of such stock by whatever term it is described allocated to the Executive's accounts under all qualified and non-qualified employee stock ownership plans maintained by the Association or any of its affiliates or subsidiaries during or for the last complete plan year in which the Executive participated in such plans and received such an allocation whether the allocation occurred as a result of contributions made by the Association, the payment by the Association or any of its affiliates or subsidiaries of any loan payments under a leveraged employee stock ownership plan, the allocation of forfeitures under the terms of such plan or as a result of the use of cash or earnings allocated to the Executives account during such plan year to make loan payments that result in share allocations, provided however, that excluded shall be any shares or phantom shares allocated to the Executive's account under any qualified and non-qualified employee stock ownership plans maintained by the Association or any of its affiliates or subsidiaries solely as a result of the termination of such plans, provided further, that if the shares allocated are not shares of the Association's common stock or phantom shares of such stock than shares of whatever securities are so allocated shall be utilized, and provided further, that in the event that there shall be any shares or phantom shares allocated during the then current plan year or the last complete plan year to the Executive's account under any qualified and non-qualified employee stock ownership plans maintained by the Association or any of its affiliates or subsidiaries solely as a result of the termination of such plans, the ALL shall be reduced (but not to an amount less than zero (0)) by an amount calculated by multiplying the number of shares or phantom shares allocated to the Executive's account solely as a result of the termination of such plans times the FMV utilized to calculate the ESOPSP;

"C" is the sum of all cash allocated to the Executive's accounts under all qualified and non-qualified employee stock ownership plans maintained by the Association during or for the last complete plan year in which the Executive participated in such plans whether the allocation occurred as a result of contributions made by the Association, the payment by the Company or the Association of any loan payments under a leveraged employee stock ownership plan or the allocation of forfeitures under the terms of such plan during such plan year;

"FMV" is the closing price of the Association's common stock on The New York Stock Exchange (“NYSE”) or on whatever other stock exchange or market such stock is publicly traded on the date the Executive's employment terminates or, if such day is not a day on which such securities are traded, on the most recent preceding trading day on which a trade occurs, provided however that if the security allocated to the Executive's account during the last completed plan year is other than the Association's common stock the closing price of such security on the date the Executive's employment terminates shall be utilized.

"NY" is the Remaining Unexpired Employment Period expressed as a number of years (rounded, if such period is not a whole number, to the next highest whole number); and

“UVB” is the actual balance credited to the Executive's account under the applicable plan at the date of his or her termination of employment that is not vested and does not become vested as a consequence of such termination of employment.

The Defined Contribution Severance Payment shall be converted into the same form, and paid at the same time, and in the same manner, as benefits under the corresponding non-qualified plan. and, if there is no such non-qualified plan in effect on the date of this Agreement, in a lump sum.

(vii)         thirty (30) days following the Executive's termination of employment with the Association, the Association shall make a lump sum payment to the Executive in an amount equal to the estimated potential annual bonuses or incentive compensation that the Executive could have earned if the Executive had continued working for the Association during the Unexpired Employment Period at the highest annual rate of salary achieved during that portion of the Employment Period which is prior to the Executive's termination of employment with the Association (the "Bonus Severance Payment"). The Bonus Severance Payment shall be computed using the following formula:

BSP = (BS x TIO x AP x NY)

where:

"BSP" is the amount of the Bonus Severance Payment, before the deduction of applicable federal, state and local withholding taxes;

"BS" is the highest annual rate of salary achieved during that portion of the Employment Period which is prior to the Executive's termination of employment with the Association;

"TIO" is the highest target incentive opportunity established by the Compensation Committee of the Board for the Executive pursuant to the Astoria Financial Corporation Executive Officer Annual Incentive Plan during that portion of the Employment Period which is prior to the Executive's termination of employment with the Association;

"AP" is the highest award percentage available to the Executive with respect to the financial performance of the Association (expressed as a percentage of the TIO) established by the Compensation Committee of the Board for the Executive pursuant to the Astoria Financial Corporation Executive Officer Annual Incentive Plan during the period during that portion of the Employment Period which is prior to the Executive's termination of employment with the Association; and

"NY" is the Remaining Unexpired Employment Period expressed as a number of years (rounded, if such period is not a whole number, to the next highest whole number).

(viii)        at the election of the Association made within thirty (30) days following the Executive's termination of employment with the Association, upon the surrender of options or appreciation rights issued to the Executive under any stock option and appreciation rights plan or program maintained by, or covering employees of, the Association, a lump sum payment (the "Option Surrender Payment"). The Option Surrender Payment shall be calculated as follows:

OSP = (FMV - EP) x N

where:

"OSP" is the amount of the Option Surrender Payment, before the deduction of applicable federal, state and local withholding taxes;

"FMV" is the closing price of the Association's common stock on the NYSE, or on whatever other stock exchange or market such stock is publicly traded, on the date the Executive's employment terminates or, if such day is not a day on which such securities are traded, on the preceding trading day on which a trade occurs, provided however that if the option or stock appreciation right is for a security other than the Association's common stock, the fair market value of a share of stock of the same class as the stock subject to the option or appreciation right, determined as of the date of termination of employment shall be utilized;

"EP" is the exercise price per share for such option or appreciation right, as specified in or under the relevant plan or program; and

"N" is the number of shares with respect to which options or appreciation rights are being surrendered.

For purposes of determining the Option Severance Payment and for purposes of determining the Executive's right following his or her termination of employment with the Association to exercise any options or appreciation rights not surrendered pursuant hereto, the Executive shall be deemed fully vested in all options and appreciation rights under any stock option or appreciation rights plan or program maintained by, or covering employees of, the Association, even if he or she is not vested under such plan or program;

(ix)           at the election of the Association made within thirty (30) days following the Executive's termination of employment with the Association, upon the surrender of any shares awarded to the Executive under any restricted stock plan maintained by, or covering employees of, the Association, a lump sum payment (the "RRP Surrender Payment") The RRP Surrender Payment shall be calculated as follows:

RSP = FMV x N

where:

"RSP" is the amount of the RRP Surrender Payment, before the deduction of applicable federal, state and local withholding taxes;

"FMV" is the closing price of the Association's common stock on the NYSE, or on whatever other stock exchange or market such stock is publicly traded, on the date the Executive's employment terminates or, if such day is not a day on which such securities are traded, on the preceding trading day on which a trade occurs, provided however that if the restricted stock is a security other than the Association's common stock, the fair market value of a share of stock of the same class as the stock granted under such plan, determined as of the date of termination of employment shall be utilized; and

"N" is the number of shares which are being surrendered.

For purposes of determining the RRP Surrender Payment and for purposes of determining the Executive's right following his or her termination of employment with the Association to any stock not surrendered pursuant hereto, the Executive shall be deemed fully vested in all shares awarded under any restricted stock plan maintained by, or covering employees of, the Association, even if he or she is not vested under such plan provided, however, that any shares of restricted stock for which vesting is conditioned on the attainment of one or more performance goals, with the intent that the award of such shares should satisfy the requirements of qualified performance-based compensation (within the meaning of Treasury Regulation section 1.162-27(e)), shall vest only in accordance with the terms of the associated plan and award, and the Company’s right to elect to purchase such shares pursuant to this Section 9(b)(ix) shall not expire until thirty (30) days after such time as the vesting of such shares is no longer conditioned on the attainment of any such performance goal..

The Salary Severance Payment, the DB Severance Payment, the Defined Contribution Severance Payment, the Bonus Severance Payment, the Option Surrender Payment and the RRP Surrender Payment shall be computed at the expense of the Association by an attorney of the firm of Thacher Proffitt & Wood, Two World Financial Center, New York, New York 10281 or, if such firm is unavailable or unwilling to perform such calculation, by a firm of independent certified public accountants selected by the Executive and reasonably satisfactory to the Association (the "Computation Advisor"). The determination of the Computation Advisor as to the amount of such payments shall be final and binding in the absence of manifest error.

The Association and the Executive hereby stipulate that the damages which may be incurred by the Executive following any such termination of employment are not capable of accurate measurement as of the date first above written and that the payments and benefits contemplated by this Section 9(b) constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to the Executive's efforts, if any, to mitigate damages. The Association and the Executive further agree that the Association may condition the payment of the Salary Severance Payment, the DB Severance Payment, the Defined Contribution Severance Payment, the Bonus Severance Payment, the Option Surrender Payment and the RRP Surrender Payment on the receipt of the Executive's resignation from any and all positions which he or she holds as an officer, director or committee member with respect to the Association, the Company or any subsidiary or affiliate of either of them; provided, however, that such election will only be effective if the Association notifies the Executive of its election in writing within five (5) days of the Executive's termination of employment.

Section 10.	Termination without Additional Association Liability.

(a)           In the event that the Executive's employment with the Association shall terminate during the Employment Period on account of:

(i)           the discharge of the Executive for Cause, which, for purposes of this Agreement shall mean personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, or any material breach of this Agreement, in each case measured against standards generally prevailing at the relevant time in the savings and community banking industry;

(ii)           the Executive's voluntary resignation from employment with the Association for reasons other than those specified in Section 9(a) or 11(b);

(iii)           the Executive's death;

(iv)           a determination that the Executive is Disabled;

then the Association, except as otherwise specifically provided herein, shall have no further obligations under this Agreement, other than the payment to the Executive (or, in the event of his or her death, to his or her estate) of the amounts or benefits provided in Section 9(b)(i) and (ii) of this Agreement (the “Standard Termination Entitlements”).

(b)           The cessation of employment of the Executive shall not be deemed to be for Cause within the meaning of Section 10(a)(i) unless and until:

(i)           the Board, by the affirmative vote of 75% of its entire membership, determines that the Executive is guilty of the conduct described in Section 10(a)(i) above measured against standards generally prevailing at the relevant time in the savings and community banking industry;

(ii)           prior to the vote contemplated by Section 10(b)(i), the Board shall provide the Executive with notice of the Association's intent to discharge the Executive for Cause, detailing with particularity the facts and circumstances which are alleged to constitute Cause (the "Notice of Intent to Discharge"); and

(iii)           after the giving of the Notice of Intent to Discharge and before the taking of the vote contemplated by Section 10(b)(i), the Executive, together with the Executive's legal counsel, if the Executive so desires, are afforded a reasonable opportunity to make both written and oral presentations before the Board for the purpose of refuting the alleged grounds for Cause for the Executive's discharge; and

(iv)           after the vote contemplated by Section 10(b)(i), the Association has furnished to the Executive a notice of termination which shall specify the effective date of the Executive's termination of employment (which shall in no event be earlier than the date on which such notice is deemed given) and include a copy of a resolution or resolutions adopted by the Board, certified by its corporate secretary, authorizing the termination of the Executive's employment with Cause and stating with particularity the facts and circumstances found to constitute Cause for the Executive's discharge (the "Final Discharge Notice").

If the Executive, during the ninety (90) day period commencing on the delivery by the Association to the Executive of the Notice of Intent to Discharge specified in Section 10(b)(ii), resigns his or her employment with the Association prior to the delivery to the Executive by the Association of the Final Discharge Notice specified in Section 10(b)(iv), than the cessation of employment of the Executive shall be deemed to be for Cause.

Following the giving of a Notice of Intent to Discharge, the Bank may temporarily suspend the Executive's duties and authority and, in such event, may also suspend the payment of salary and other cash compensation, but not the Executive's participation in retirement, insurance and other employee benefit plans. If the Executive is not discharged or is discharged without Cause within forty-five (45) days after the giving of a Notice of Intent to Discharge, payments of salary and cash compensation shall resume, and all payments withheld during the period of suspension shall be promptly restored. If the Executive is discharged with Cause not later than forty-five (45) days after the giving of the Notice of Intent to Discharge, all payments withheld during the period of suspension shall be deemed forfeited and shall not be included in the Standard Termination Entitlements. If a Final Discharge Notice is given later than forty-five (45) days, but sooner than ninety (90) days, after the giving of the Notice of Intent to Discharge, all payments made to the Executive during the period beginning with the giving of the Notice of Intent to Discharge and ending with the Executive's discharge with Cause shall be retained by the Executive and shall not be applied to offset the Standard Termination Entitlements. If the Bank does not give a Final Discharge Notice to the Executive within ninety (90) days after giving a Notice of Intent to Discharge, the Notice of Intent to Discharge shall be deemed withdrawn and any future action to discharge the Executive with Cause shall require the giving of a new Notice of Intent to Discharge. If the Executive resigns pursuant to Section 10(b), the Executive shall forfeit his or her right to suspended amounts that have not been restored as of the date of the Executive's resignation or notice of resignation, whichever is earlier.

(c)           The Association may terminate the Executive's employment on the basis that the Executive is Disabled during the Employment Period upon a determination by the Board, by the affirmative vote of 75% of its entire membership, acting in reliance on the written advice of a medical professional acceptable to it, that the Executive is suffering from a physical or mental impairment which, at the date of the determination, has prevented the Executive from performing the Executive's assigned duties on a substantially full-time basis for a period of at least one hundred and eighty (180) days during the period of one (1) year ending with the date of the determination or is likely to result in death or prevent the Executive from performing the Executive's assigned duties on a substantially full-time basis for a period of at least one hundred and eighty (180) days during the period of one (1) year beginning with the date of the determination. In such event:

(A)           The Association shall pay and provide the benefits provided the Standard Termination Entitlements to the Executive;

(B)           In addition to the Standard Termination Entitlements, the Association shall continue to pay to the Executive the Executive's base salary, at the annual rate in effect for the Executive immediately prior to the termination of the Executive's employment, during a period ending on the earliest of:

(I)           the expiration of one hundred and eighty (180) days after the date of termination of the Executive's employment;

(II)           the date on which long-term disability insurance benefits are first payable to the Executive under any long-term disability insurance plan covering the Executive; or

(III)           the date of the Executive's death.

A termination of employment due to Disability under this Section shall be effected by a notice of termination given to the Executive by the Association and shall take effect on the later of the effective date of termination specified in such notice or, if no such date is specified, the date on which the notice of termination is deemed given to the Executive.

Section 11.	Termination Upon or Following a Change of Control.

(a)           A Change of Control of the Association ("Change of Control") shall be deemed to have occurred upon the happening of any of the following events:

(i)           the consummation of a transaction that results in the reorganization, merger or consolidation of the Association with one or more other persons, other than a transaction following which:

(A)           at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Association; and

(B)           at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51 % of the securities entitled to vote generally in the election of directors of the Association;

(ii)           the acquisition of all or substantially all of the assets of the Association or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the outstanding securities of the Association entitled to vote generally in the election of directors by any person or by any persons acting in concert;

(iii)           a complete liquidation or dissolution of the Association, or approval by the stockholders of the Association of a plan for such liquidation or dissolution;

(iv)           the occurrence of any event if, immediately following such event, at least 50% of the members of the Board do not belong to any of the following groups:

(A)           individuals who were members of the Board on the Initial Effective Date; or

(B)           individuals who first became members of the Board after the Initial Effective Date either:

(I)           upon election to serve as a member of the Board by affirmative vote of three-quarters of the members of such Board, or of a nominating committee thereof, in office at the time of such first election; or

(II)           upon election by the stockholders of the Association to serve as a member of the Board, but only if nominated for election by affirmative vote of three-quarters of the members of the Board, or of a nominating committee thereof, in office at the time of such first nomination;

provided, however, that such individual's election or nomination did not result from an actual or threatened election contest (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) other than by or on behalf of the Board; or

(v)           any event which would be described in Section 11(a)(i), (ii), (iii) or (iv) if the term "Company" were substituted for the term "Association" therein or the term "Board of Directors of the Company" were substituted for the term "Board".

In no event, however, shall a Change of Control be deemed to have occurred as a result of any acquisition of securities or assets of the Association, the Company, or an affiliate or subsidiary of either of them, by the Association, the Company, or a subsidiary of either of them, or by any employee benefit plan maintained by any of them. For purposes of this Section 11 (a), the term "person" shall have the meaning assigned to it under Sections 13(d)(3) or 14(d)(2) of the Exchange Act.

(b)           In the event of a Change of Control, the Executive shall be entitled to the payments and benefits contemplated by Section 9(b) in the event of his or her termination employment with the Association under any of the circumstances described in Section 9(a) of this Agreement or under any of the following circumstances:

(i)           resignation, voluntary or otherwise, by the Executive at any time during the Employment Period within six (6) months following his or her demotion, loss of title, office or significant authority or responsibility or following any reduction in any element of his or her package of compensation and benefits;

(ii)           resignation, voluntary or otherwise, by the Executive at any time during the Employment Period within six (6) months following any relocation of his or her principal place of employment or any change in working conditions at such principal place of employment which the Executive, in his or her reasonable discretion, determines to be embarrassing, derogatory or otherwise adverse;

(iii)           resignation, voluntary or otherwise, by the Executive at any time during the Employment Period within six (6) months following the failure of any successor to the Association in the Change of Control to include the Executive in any compensation or benefit program maintained by it or covering any of its executive officers, unless the Executive is already covered by a substantially similar plan of the Association which is at least as favorable to him or her; or

(iv)           resignation, voluntary or otherwise, for any reason whatsoever during the Employment Period within six months following the effective date of the Change of Control.

Section 12.	Covenant Not To Compete.

The Executive hereby covenants and agrees that, in the event of his or her termination of employment with the Association prior to the expiration of the Employment Period, for a period of one (1) year following the date of his or her termination of employment with the Association (or, if less, for the Remaining Unexpired Employment Period), the Executive shall not, without the written consent of the Association, become an officer, employee, consultant, director or trustee of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, or any direct or indirect subsidiary or affiliate of any such entity, that entails working in any city, town or county in which the Association or the Company has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of the Executive's termination of employment; provided, however, that this Section 12 shall not apply if the Executive's employment is terminated for the reasons set forth in Section 9(a); and provided, further, that if the Executive's employment shall be terminated on account of Disability as provided in Section 10(c) of this Agreement, this Section 12 shall not prevent the Executive from accepting any position or performing any services if:

(a)           he or she first offers, by written notice, to accept a similar position with or perform similar services for the Association on substantially the same terms and conditions and

(b)           the Association declines to accept such offer within ten (10) days after such notice is given.

Section 13.	Confidentiality.

Unless the Executive obtains the prior written consent of the Association, the Executive shall keep confidential and shall refrain from using for the benefit of the Executive or any person or entity other than the Association, any entity which is a subsidiary of the Association or any entity which the Association is a subsidiary of, any material document or information obtained from the Association, or from its affiliates or subsidiaries, in the course of the Executive's employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his or her own) until the same ceases to be material (or becomes so ascertainable or available); provided, however that nothing in this Section 13 shall prevent the Executive, with or without the Association's consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law.

Section 14.	Solicitation.

The Executive hereby covenants and agrees that, for a period of one (1) year following the Executive's termination of employment with the Association, he or she shall not, without the written consent of the Association, either directly or indirectly:

(a)           solicit, offer employment to or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Association, the Company or any affiliate or subsidiary of ether of them, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding Association, savings and loan holding company, or other institution engaged in the business of accepting deposits and making loans, doing business in any city, town or county in which the Association or the Company has an office or has filed an application for regulatory approval to establish an office;

(b)           provide any information, advice or recommendation with respect to any such officer or employee to any savings bank, savings and loan association, bank,

bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits and making loans, doing business in any city, town or county in which the Association or the Company has an office or has filed an application for regulatory approval to establish an office that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Association, the Company, or any affiliate or subsidiary of either of them, to terminate his or her employment and accept employment, become affiliated with or provide services for compensation in any capacity whatsoever to any such savings bank, savings and loan association, bank, bank holding company, savings and loan holding company or other institution engaged in the business of accepting deposits and making loans; or

(c)           solicit, provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any customer of the Association, the Company, or any affiliate or subsidiary of either of them to terminate an existing business or commercial relationship with the Association, the Company, or any affiliate or subsidiary of either of them.

Section 15.	No Effect on Employee Benefit Plans or Programs.

The termination of the Executive's employment during the term of this Agreement or thereafter, whether by the Association or by the Executive, shall have no effect on the rights and obligations of the parties hereto under the Association's qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs, as may be maintained by, or cover employees of, the Association from time to time.

Section 16.	Successors and Assigns.

This Agreement will inure to the benefit of and be binding upon the Executive, his or her legal representatives and testate or intestate distributees, and the Association and its successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Association may be sold or otherwise transferred. Failure of the Association to obtain from any successor its express written assumption of the Association's obligations under this Agreement at least sixty (60) days in advance of the scheduled effective date of any such succession shall be deemed a material breach of this Agreement.

Section 17.	Notices.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to the Executive:

Gerard C. Keegan
89 Eleventh Street
Garden City, New York 11530

If to the Association:

Astoria Federal Savings and Loan Association
One Astoria Federal Plaza
Lake Success, New York 11042-1085

Attention: General Counsel

with a copy to:

Thacher Proffitt & Wood
Two World Financial Center
New York, New York 10281

Attention:              W. Edward Bright, Esq.

Section 18.	Indemnification for Attorneys' Fees.

The Association shall indemnify, hold harmless and defend the Executive against reasonable costs, including legal fees, incurred by him or her in connection with or arising out of any action, suit or proceeding in which he or she may be involved, as a result of his or her efforts, in good faith, to defend or enforce the terms of this Agreement; provided, however, that in the case of any action, suit or proceeding instituted prior to a Change of Control, the Executive shall have substantially prevailed on the merits pursuant to a judgment, decree or order of a court of competent jurisdiction or of an arbitrator in an arbitration proceeding, or in a settlement. For purposes of this Agreement, any settlement agreement which provides for payment of any amounts in settlement of the Association's obligations hereunder shall be conclusive evidence of the Executive's entitlement to indemnification hereunder, and any such indemnification payments shall be in addition to amounts payable pursuant to such settlement agreement, unless such settlement agreement expressly provides otherwise. Any payment or reimbursement to effect such indemnification shall be made no later than the last day of the calendar year following the calendar year in which the Executive incurs the expense or, if later, within sixty (60) days after the settlement or resolution that gives rise to the Executive’s right to reimbursement; provided, however, that the Executive shall have submitted to the Company documentation supporting such expenses at such time and in such manner as the Company may reasonably require.

Section 19.	Severability.

A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

Section 20.	Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

Section 21.	Counterparts.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 22.	Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the federal laws of the United States and, to the extent that federal law is inapplicable, in accordance with the laws of the State of New York applicable to contracts entered into and to be performed entirely within the State of New York.

Section 23.	Headings and Construction.

The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

Section 24.	Entire Agreement: Modifications.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto; provided, however, that this Agreement shall be subject to amendment in the future in such manner as the Association shall reasonably deem necessary or appropriate to effect compliance with Section 409A of the Code and the regulations thereunder, and to avoid the imposition of penalties and additional taxes under Section 409A of the Code, it being the express intent of the parties that any such amendment shall not diminish the economic benefit of the Agreement to the Executive on a present value basis.

Section 25.	Survival.

The provisions of any sections of this Agreement which by its terms contemplates performance after the expiration or termination of this Agreement (including, but not limited to, Sections 6, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 20, 26, 27, 28, 30 and 31) shall survive the expiration of the Employment Period or termination of this Agreement.

Section 26.	Equitable Remedies.

The Association and the Executive hereby stipulate that money damages are an inadequate remedy for violations of Sections 6(a), 12, 13 or 14 of this Agreement and agree that equitable remedies, including, without limitations, the remedies of specific performance and injunctive relief, shall be available with respect to the enforcement of such provisions.

Section 27.	Required Regulatory Provisions.

The following provisions are included for the purposes of complying with various laws, rules and regulations applicable to the Association:

(a)           Notwithstanding anything herein contained to the contrary, in no event shall the aggregate amount of compensation payable to the Executive pursuant to Section 9(b) of this Agreement (exclusive of amounts described in Section 9(b)(i), (ii), (viii) or (ix)) exceed three times the Executive's average annual total compensation for the last five consecutive calendar years to end prior to the Executive's termination of employment with the Association (or for the Executive's entire period of employment with the Association if less than five calendar years).

(b)           Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Association, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act ("FDI Act"), 12 U.S.C. §1828(k), and any regulations promulgated thereunder.

(c)           Notwithstanding anything herein contained to the contrary, if the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of the Association pursuant to a notice served under Section 8(e)(3) or 8(g)(1) of the FDI Act, 12 U.S.C. §1818(e)(3) or 1818(g)(1), the Association's obligations under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings.  If the charges in such notice are dismissed, the Association, in its discretion, may (i) pay to the Executive all or part of the compensation withheld while the Association's obligations hereunder were suspended and (ii) reinstate, in whole or in part, any of the obligations which were suspended.

(d)           Notwithstanding anything herein contained to the contrary, if the Executive is removed and/or permanently  prohibited from participating in the conduct of the Association's affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the FDI

Act, 12 U.S.C. §1818(e)(4) or (g)(1), all prospective obligations of the Association under this Agreement shall terminate as of the effective date of the order, but vested rights and obligations of the Association and the Executive shall not be affected.

(e)           Notwithstanding anything herein contained to the contrary, if the Association is in default (within the meaning of Section 3(x)(1) of the FDI Act, 12 U.S.C. §1813(x)(1), all prospective obligations of the Association under this Agreement shall terminate as of the date of default, but vested rights and obligations of the Association and the Executive shall not be affected.

(f)           Notwithstanding anything herein contained to the contrary, all prospective obligations of the Association hereunder shall be terminated, except to the extent that a continuation of this Agreement is necessary for the continued operation of the Association:  (i) by the Director of the Office of Thrift Supervision ("OTS") or his or her designee or the Federal Deposit Insurance Corporation ("FDIC"), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Association under the authority contained in Section 13(c) of the FDI Act, 12 U.S.C. §1823(c); (ii) by the Director of the OTS or his or her designee at the time such Director or designee approves a supervisory merger to resolve problems related to the operation of the Association or when the Association is determined by such Director to be in an unsafe or unsound condition.  The vested rights and obligations of the parties shall not be affected.

If and to the extent that any of the foregoing provisions shall cease to be required or by applicable law, rule or regulation, the same shall become inoperative as though eliminated by formal amendment of this Agreement.

Section 28.	No Offset or Recoupment; No Attachment.

The Association's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations under this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Association or any of its affiliates or subsidiaries may have against the Executive. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

Section 29.	Compliance with Section 409A of the Code.

The Executive and the Association acknowledge that each of the payments and benefits promised to the Executive under this Agreement must either comply with the requirements of Section 409A of the Code ("Section 409A") and the regulations thereunder or qualify for an exception from compliance.  To that end, the Executive and the Company agree that

(a)           the insurance benefits provided in section 6(a) and the indemnification provided in section 6(b) are intended to be excepted from compliance with Section 409A pursuant to Treasury Regulation section 1.409A-1(b)(10) as insurance and indemnification against claims based on acts or omissions as a service provider;

(b)           the expense reimbursements described in Section 8 and legal fee reimbursements described in Section 18 are intended to satisfy the requirements for a "reimbursement plan" described in Treasury Regulation section 1.409A-3(i)(1)(iv)(A) and shall be administered to satisfy such requirements;

(c)           the payment described in Section 9(b)(i) is intended to be excepted from compliance with Section 409A pursuant to Treasury Regulation section 1.409A-1(b)(3) as payment made pursuant to the Company’s customary payment timing arrangement;

(d)           the benefits and payments described in Section 9(b)(ii) are expected to comply with or be excepted from compliance with Section 409A on their own terms;

(e)           the welfare benefits provided in kind under section 9(b)(iii) are intended to be excepted from compliance with Section 409A as welfare benefits pursuant to Treasury Regulation Section 1.409A-1(a)(5) and/or as benefits not includible in gross income; and

(f)            the benefits and payments on a disability described in Section 10(c) are expected to be excepted from compliance with Section 409A as “disability pay” pursuant to Treasury Regulation section 1.409A-1(a)(5).

In the case of a payment that is not excepted from compliance with Section 409A, and that is not otherwise designated to be paid immediately upon a permissible payment event within the meaning of Treasury Regulation Section 1.409A-3(a), the payment shall not be made prior to, and shall, if necessary, be deferred (with interest at the annual rate of 6%, compounded monthly from the date of the Executive’s termination of employment to the date of actual payment) to and paid on the later of the date sixty (60) days after the Executive’s earliest separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)) and, if the Executive is a specified employee (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of his or her separation from service, the first day of the seventh month following the Executive’s separation from service.  Each amount payable under this plan that is required to be deferred beyond the Executive’s separation from service, shall be deposited on the date on which, but for such deferral, the Association would have paid such amount to the Executive, in a grantor trust which meets the requirements of Revenue Procedure 92-65 (as amended or superseded from time to time), the trustee of which shall be a financial institution selected by the Association with the approval of the

Executive (which approval shall not be unreasonably withheld or delayed), pursuant to a trust agreement the terms of which are approved by the Executive (which approval shall not be unreasonably withheld or delayed) (the “Rabbi Trust”), and payments made shall include earnings on the investments made with the assets of the Rabbi Trust, which investments shall consist of short-term investment grade fixed income securities or units of interest in mutual funds or other pooled investment vehicles designed to invest primarily in such securities.  Furthermore, this Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with Section  409A.

Section 30.	Compliance with Section 280G(e) of the Code.

In the event the Company or the Association issues any debt or equity to the United States Treasury ("UST") pursuant to the Capital Purchase Program (the "CPP") implemented under the Emergency Economic Stabilization Act of 2008 ("EESA"), the following provisions shall take precedence over any contrary provisions of this Agreement or any other compensation or benefit plan, program, agreement or arrangement in which the Executive participates:

(a)           The Executive shall repay to the Association any bonus or incentive compensation paid to the Executive while (i) the Executive is a senior executive officer (within the meaning 31 C.F.R Part 30 ("Senior Executive Officer") and (ii) the UST holds any debt or equity interest in the Company or the Association acquired under the CPP (such Period the “CPP Compliance Period”) if and to the extent that such bonus or incentive compensation was paid on the basis of a statement of earnings, gains, or other criteria (each, a "Performance Criteria," and in the aggregate, "Performance Criteria") that are later proven to be materially inaccurate.  A Performance Criterion shall be proven to be materially inaccurate if so determined by a court of competent jurisdiction or in the written opinion of the Computation Advisor or, if the Computation Advisor is unable to provide the determination, an independent attorney or firm of certified public accountants selected by the Association and approved by the Executive (which approval shall not be unreasonably withheld or delayed), which determination shall both state the accurate Performance Criterion and that the difference between the accurate Performance Criterion and the Performance Criterion on which the payment was based is material (the "Determination").  Upon receipt of a Determination, the Association may supply to the Executive a copy of the Determination, a computation of the bonus or other incentive compensation that would have been payable on the basis of the accurate Performance Criterion set forth in the Determination (the "Determination Amount") and a written demand for repayment of the amount (if any) by which the bonus or incentive compensation actually paid  exceeded the Determination Amount.

(b)           (i)           If the Executive’s employment terminates in an “applicable severance from employment” (within the meaning of 31 C.F.R.Code Part 30) while (A) the Executive is a Senior Executive Officer and (B) the UST holds any debt or equity interest in the Company or the Association acquired under the CPP, then payments to the Executive that are contingent on such applicable severance from employment and are designated to be paid during the CPP Compliance Period shall be limited, if necessary, to the maximum amount which may be paid without causing any amount paid to be an "excess parachute payment" within the meaning of section 280G(b)(1) of the Code, as modified by section 280G(e) of the Code, referred to as a “golden Parachute Payment” under 31 C.F.R Part 30 (the "Maximum Payment Amount").  Any reduction in payments required to achieve such limit shall be applied to all payments otherwise due hereunder in the reverse chronological order of their payment dates, and where multiple payments are due on the same date, the reduction shall be apportioned ratably among the affected payments.  The required reduction (if any) shall be determined in writing by the Computation Advisor or, if the Computation Advisor is unable to provide the determination, by an independent attorney or firm of certified public accountants selected by the Association and approved by the Executive (which approval shall not be unreasonably withheld or delayed).

(ii)           To the extent not prohibited by law, the aggregate amount by which payments designated to be paid during the CPP Compliance Period are reduced pursuant to section 30(b)(i) (the "Unpaid Amount") shall be delayed to and shall be paid on the first business day following the last day of the CPP Compliance Period.  Pending payment, the Unpaid Amount shall be deposited in a Rabbi Trust.  Payment of the Unpaid Amount shall include any investment earnings on the assets of the Rabbi Trust attributable to the Unpaid Amount.

This section 30 shall be operated, administered and construed to comply with section 111(b) of EESA as implemented by guidance or regulation thereunder that has been issued and is in effect as of the closing date of the agreement, if any, by and between the Company, under which the UST acquires equity or debt securities of the Company or the Association under the CPP (such date, if any, the “Closing Date” and such implementation, the “Relevant Implementation”). If after such Closing Date the clawback requirement of section 30(a) shall not be required by the Relevant Implementation of Section 111(b) of EESA, such requirement shall have no further effect. If after such Closing Date the limitation on golden parachute payments under section 30(b)(i) shall not be required by the Relevant Implementation of section 111(b) of EESA, such limitation shall have no further effect and any Unpaid Amount delayed under section 30(b)(ii) shall be paid on the earliest date on which the Association reasonably anticipates that such amount may be paid and without violating such limitation.

In Witness Whereof, the Association has caused this Agreement to be executed and the Executive has hereunto set his or her hand, all as of the day and year first above written.

ATTEST:	Astoria Federal Savings and Loan Association

/S/ Alan P. Eggleston	By:	/S/ George L. Engelke, Jr.
Alan P. Eggleston	Name:	George L. Engelke, Jr.
[Seal]	Title:	Chairman and Chief Executive Officer

/S/ Gerard C. Keegan
Gerard C. Keegan

STATE OF NEW YORK	)
) ss.:
COUNTY OF NASSAU	)

On this 31 day of December, 2008, before me, the undersigned, personally appeared George L. Engelke, Jr., personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/S/ Marygrace Farruggia
Notary Public

Marygrace Farruggia
Notary Public, State of New York
No. 4998931
Qualified in Suffolk County
Commission Expires 7/13/2010

STATE OF NEW YORK	)
) ss.:
COUNTY OF NASSAU	)

On this 31 day of December, 2008, before me, the undersigned, personally appeared Gerard C. Keegan, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/S/ Marygrace Farruggia
Notary Public

Marygrace Farruggia
Notary Public, State of New York
No. 4998931
Qualified in Suffolk County
Commission Expires 7/13/2010